Exhibit 10.1

August 27, 2024

Steve Flannery
Dear Steve,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.
1.Start Date, Position and Duties. Your start date will be September 30, 2024 or such earlier/later date as we may mutually agree. You will have the title of President, Food. In your position, you will report to the Chief Executive Officer of the Company and will perform such services for the Company and its subsidiaries as are customarily associated with such position and as may reasonably be assigned to you by the Chief Executive Officer.

The location of your position will be at the Company’s headquarters in Charlotte, NC and you will be onboarded in Charlotte, NC as a U.S.-based employee. Immediately following your onboarding, you will be sent on a short-term secondment in the Netherlands, subject to the approval of your work authorization with local authorities and your execution of a Transfer Agreement and any other documentation required by the Company in relation thereto. While seconded, you will be expected to engage in business travel as needed. Your period of secondment will end upon your repatriation to the U.S. by no later than January 31, 2025, at which time, you will be expected to relocate to Charlotte, NC. For the purposes of this offer of employment, "relocate" is defined as either moving your primary residence to, or maintaining a physical address and consistent presence in, the Charlotte area sufficient to fulfill your work responsibilities and being available to work from the Charlotte office as required.

You are eligible to receive assignment benefits pursuant to the Company’s Global Assignment Policy in connection with your repatriation to the U.S.. You will be required to sign an Assignment Repayment Agreement and any other assignment documentation or terms required by the Company. You must successfully repatriate to the U.S. by January 31, 2025 and relocate to Charlotte, NC within eighteen (18) months of your start date. Further, if you have not repatriated to the U.S. by January 31, 2025 and completed your relocation within eighteen (18) months of your start date, the Company may terminate your employment without cause with no obligation to pay severance under any Company plan or program, including the Executive Severance Plan.

During your employment, you will: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the

1

Company’s policies and rules, as they may be in effect from time to time and provided to you. Notwithstanding the foregoing, you will be entitled to: (A) serve on the boards of organizations (both for profit or non-profit), subject to the prior consent of the Company’s board of directors (the “Board”), not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause.

3.Cash Sign-On Bonus and Initial Equity Award. You will be eligible to receive the following awards in connection with your initial employment with the Company.

•Cash Sign-On Bonus. A sign-on bonus in the gross amount of $400,000, contingent upon your successful repatriation to the U.S. by no later than January 31, 2025. The sign-on bonus shall be payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your repatriation, and no later than February 28, 2025. You will be required to execute a Repayment Agreement prior to receipt of the sign-on bonus which requires repayment to the Company of the full amount of the sign- on bonus within thirty (30) days after your termination date, should you voluntarily resign your position prior to the first anniversary of your start date.
•Initial Equity Award. An initial equity award of time-vesting restricted stock units (“RSUs”) under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time) with a grant date value equal to $2,400,000. The award will be granted on your start date (the “grant date”), with the number of underlying shares determined by dividing $2,400,000 by the closing price of our common stock on the grant date (rounded up to the next whole share). The RSUs will vest in three substantially equal annual installments starting on the first anniversary of the grant date and be subject to other standard terms and provisions, including treatment upon termination of employment, consistent with the terms and provision in our annual RSU awards to the executive leadership team. The award will be evidenced by a formal award agreement reflecting these terms, which will be the governing document for the award.
4.Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

•Base Salary. You will receive a base salary at the annual rate of $650,000, payable in accordance with the Company’s regular payroll practices. At least annually, the People & Compensation Committee of the Board will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the People & Compensation Committee may determine.

•Annual Bonus. Each year beginning with 2025, you will be eligible for an annual bonus in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. For 2025, the annual bonus will be in a target amount equal to

2

80% of your base salary and a maximum amount of 200% of your target. The People & Compensation Committee will determine your actual bonus amount based on the achievement of corporate performance goals and its review of your performance, all in accordance with the Company’s annual bonus program for senior executives as in effect from time to time.

•Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the People & Compensation Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the People & Compensation Committee. The awards granted to you, beginning in 2025, will have a target grant date value equal to 180% of your base salary, or such greater percentage as the People & Compensation Committee may determine. Consistent with recent practice, we expect to grant 50% of such awards as RSUs and 50% of such awards as performance-vesting stock units (“PSUs”) under the Company’s 2014 Omnibus Incentive Plan (as amended from time to time), consistent with the terms of awards for other senior executives as determined by the People & Compensation Committee for 2025.
•Benefits. During your employment, you will be entitled to participate in all retirement, healthandwelfare, vacation andotherbenefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, including the Executive Severance Plan.

•Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, including during your period of secondment in the Netherlands, subject to our standard expense reimbursement policies. After your repatriation, any travel and commuting expenses incurred to and from your home location and your position location are not considered business expenses and will not be reimbursed.

5.Covenants. You will be required to enter into the standard Company agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post- employment covenants attached hereto as Exhibit A.

6.Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

3

7.Miscellaneous.

•No Conflicts; Background Check. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company undertheseterms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment. You acknowledge and agree that this offer of employment is contingent upon your successful completion of a background check.
•Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.
•Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.
•Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws provision.

•Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

•Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception.

4

Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six (6) months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6) month period. If you die during the six (6) month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits providedunder this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and the Company’s Clawback Policy, and you will sign the required acknowledgement form for the Clawback Policy.

Steve, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Patrick Kivits
Patrick Kivits
Chief Executive Officer

Accepted By:

/s/ Steve Flannery
Steve Flannery

5